                                                                   Exhibit 4.135

                    BUSINESS SUPPORT SYSTEM LICENSE AGREEMENT

     This Business Support System License Agreement (this "Agreement") is entered into on this 1st day of January, 2007 ("Effective Date"), in Shanghai, by and between Shanda Computer (Shanghai) Co., Ltd. ("Shanda Computer"), a wholly foreign-owned company organized and existing under the laws of the People's Republic of China (the "PRC"), and Hangzhou Bianfeng Networking Co., Ltd. ("Bianfeng Networking"), a domestic company organized and existing under the laws of the PRC.

1    DEFINITIONS

     Except otherwise specifically defined in this Agreement or unless the context requires otherwise, the terms used in this Agreement shall have the meanings as set forth below:

1.1 "Term" shall be the duration of this Agreement stated in Article 2.3 hereof;


1.2 "Business Support System" shall mean technology information, know-how, design, drawing, process, method, data, program and other information that have been existing on the date of this Agreement or will be developed in the future, on case-by-case basis, as agreed by the Parties. "Business Support System" may be in writing or other appropriate forms and will be licensed by Shanda Computer to Bianfeng Networking under this Agreement. Details of Business Support System are described in Appendix 1 attached hereto.

1.3 "Parties" shall mean both Shanda Computer and Bianfeng Networking, and a "Party" means either one of them.

1.4 "PRC" shall mean the People's Republic of China, and, for the purpose of this Agreement, excluding Taiwan, Hong Kong and Macau Special Administrative Regions.

1.5  "Licensed Region" shall mean Liaoning, Jilin and Heilongjiang Provinces.

2    GENERAL TERMS

2.1 Shanda Computer hereby agrees to non-exclusively license the Business Support System to Bianfeng Networking and Bianfeng Networking hereby agrees to obtain such license from Shanda Computer pursuant to the terms and conditions of this Agreement.

2.2 Unless otherwise agreed by Shanda Computer in writing, Bianfeng Networking shall not acquire identical or similar technology license from any third party.

2.3 This Agreement shall be effective upon the execution hereof by the authorized representatives of the Parties and shall remain effective for a period of one (1) year.

2.4 The licensed technology hereunder is described in Schedule A hereto. The Parties may jointly make adjustment to Schedule A after the date of this Agreement.

3    LICENSE

3.1 In consideration of the payment of the license fee by Bianfeng Networking and the covenants made by Bianfeng Networking under this Agreement, Shanda Computer hereby grants Bianfeng Networking a license, to allow Bianfeng Networking to use the Business Support System in the Licensed Region; the Parties acknowledge that the territory of said license shall be the Licensed Region only.

3.2 Bianfeng Networking hereby agrees to use the Business Support System in accordance with the terms and conditions of this Agreement. It is further acknowledged that, without the written consent of Shanda Computer, Bianfeng Networking shall not sublicense or transfer the Business Support System to any third party.

3.3 During the term of this Agreement, Bianfeng Networking has the right to indicate, in advertisements and promotion materials in connection with online games, that the Business Support System is licensed by Shanda Computer to Bianfeng Networking.

3.4 The license for the Business Support System granted by Shanda Computer to Bianfeng Networking shall not be construed as a grant of any proprietary right in the Business Support System to Bianfeng Networking. The proprietary right or property rights to the Business Support System shall remain with Shanda Computer.

3.5 Bianfeng Networking acknowledges that Shanda Computer owns the Business Support System and enjoys the proprietary right to the Business Support System. Unless otherwise expressly provided herein or with prior written consent of Shanda Computer, Bianfeng Networking shall not use or apply for or register any copyright or patent right in connection with the Business Support System, nor shall Bianfeng Networking do or permit to be done anything that might directly or indirectly prevent Shanda Computer from registering the copyright to or any patents right in connection with the Business Support System.

4    DELIVERY OF TECHNOLOGY

     Subsequent to the execution of this Agreement and upon the request of Bianfeng Networking, Shanda Computer shall deliver the Business Support System, including all necessary documents, to Bianfeng Networking within a reasonable time.

5    LICENSE FEE

The license fee payable hereunder shall be calculated and paid as follows:

5.1 The license fee payable by Shanda Networking to Shanda Computer hereunder shall be calculated as follows: License fee = unit price per player x number of online game players per month;

5.1.1 Unit price per player shall be described in Appendix 2.

5.2 Shanda Computer shall have the right to adjust the unit price per player in accordance with the actual business operation of Shanda Networking; and

5.3 Shanda Networking shall provide Shanda Computer with the online game players data, the number of users and income which is billed through the Business Support System, and other related data. Shanda Computer shall be entitled to check and verify the aforesaid data provided by Shanda Networking at any time.

6    PAYMENT OF LICENSE FEE

6.1 Payment of License Fee shall be made by Bianfeng Networking on a quarterly basis and shall be made within three (3) months following each quarter's end.

6.2 The Parties understand and agree that, if Bianfeng Networking fails to make payment of the License Fee before the final due date within the time stipulated herein without the consent of Shanda Computer, Shanda Computer shall be entitled to request Bianfeng Networking to pay overdue interest on the delinquent payment, and the rate for such overdue interest shall be the rate for short-term commercial loans on such due date published by the People's Bank of China.

7    TECHNOLOGY ENHANCEMENT

     After the effectiveness of this Agreement, if Shanda Computer makes developments and enhancements to the Business Support System any intellectual property or other right arising out of any further development and enhancement of Business Support System shall belong to Shanda Computer.

8    EXTENSION OF AGREEMENT

     This Agreement shall remain effective during the term hereof, which will be automatically renewed for an additional one (1) year period upon expiry of each term unless Shanda Computer notifies Bianfeng Networking of its intention not to renew thirty (30) days before the current term expires.

9    GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the PRC.

10   EXECUTION

     This Agreement shall be executed on or before the effective date hereof by the duly authorised representative of each Party of this Agreement.

                [The remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

SHANDA COMPUTER (SHANGHAI) CO., LTD.


By: /s/ Chen Tianqiao
    ------------------------------------
Name: Chen Tianqiao
Title: Chief Executive Officer


HANGZHOU BIANFENG NETWORKING CO., LTD.


By: /s/ Wang Jingying
    ------------------------------------
Name: Wang Jingying
Title: Senior Vice President

APPENDIX 1:

                                                   CONFIDENTIAL

                                                   ALL RIGHTS RESERVED BY SHANDA

                         Shanda Business Support System
                                      V1.6

                                   (SNDA LOGO)

Contents

1 The concept of Business Support System..................................    2
   1.1 Passport...........................................................    2
   1.2 Account............................................................    2
   1.3 Vpoint.............................................................    2
2 Introduction of business support system.................................    2
   2.1 Charge Module......................................................    2
   2.2 Consumption Module.................................................    3
   2.3 Interface Module...................................................    3
   2.4 Report Generator Module............................................    3
   2.5 Finance Module.....................................................    4
   2.6 Capability.........................................................    4
   2.7 System Environment.................................................    4

THE CONCEPT OF BUSINESS SUPPORT SYSTEM

PASSPORT

     To log into online games, a user ought to have a passport with its unique ID and password of his/her own, which is able to be registered freely in Shanda web site in China.

ACCOUNT

     To pay items in a specific game, a user ought to have an account to charge points from pre-paid card or other channels. The game account will keep the points as bank accounts for the users. If a user charges money into the account, the points will increase, and vice versa.

VPOINT

     Vpoint is the in-game currency unit for virtual items or subscription, which is charged by real money. Therefore, a user will use Vpoint to pay what he/she wants to in game instead of real currency. Meanwhile, there is exchange rate between Vpoint and real currency.

INTRODUCTION OF BUSINESS SUPPORT SYSTEM

The business support system will manage the charge, consumption and storage of accounts and generate financial reports, which mainly contain the four modules: charge, consumption, interface and report generator.

CHARGE MODULE

     The business support system provides users a series of channels to charge game accounts to get Vpoints in the games at their convenience. Generally speaking, a gamer will charge the accounts by the ways below:

     -    Pre-paid Cards

     -    SMS

     -    Online Banks

     -    Other Channels

CONSUMPTION MODULE

     Meanwhile, the business support system provides users a series of channels to consume Vpoints at their convenience and let the game operator know what's happening in each account. Generally speaking, a gamer will consume the Vpoints by the ways below:

     -    Transfer to another accounts

     -    Purchase items in game clients.

     -    Purchase items in web based shops in game portals

     -    Others

                                  (FLOW CHART)

INTERFACE MODULE

     The business support system provides a series of interfaces for partners, providing the potential for further development. We may classify them into two catalogs:

     1. For high-frequency communication, there will be INTERFACES FOR API FUNCTIONS, which are provided in the form of SDK to game developers for further development in the game. Nowadays, C/C++, java and .NET programming languages are supported.

     2. For high-frequency communication, such as web sites, there will be INTERFACES FOR WEB SERVICE, which is not related to programming languages, much flexible than the former one.

REPORT GENERATOR MODULE

     The business support system provides a generator to make up reports, which helps a lot for game live team to get the pictures about where the revenue comes from, for example:

     -    Financial report of user's charge and consumption

     -    Statistic report of in-game item consumption

     -    Daily revenue report

     -    Daily consumption report

FINANCE MODULE

     The business support system provides a strong tool to generate financial reports accepted by international standards, which provides much convenience for both the developer and the operator of the games on royalty share.

CAPABILITY

     The capability of business support system is highly related to the hardware which it runs on. The recommended numbers are:

     Maximum registered accounts = 50,000,000

     Maximum concurrent users = 3,000,000

SYSTEM ENVIRONMENT

- For game server associated to the business support system: Windows Series, Linux and freeBSD.

-    For the business support system:
     Linux/Solaris /HP-UX + ORACLE AS + Oracle DB 9i
     Or Linux + Oracle DB

Appendix 2

  Game Name          Mode        Game Category   Unit Price
  ---------      ------------   --------------   ----------
    Woool        Virtual Item       MMORPG          0.15
    Woool         Paly Time         MMORPG          0.015
    Mir II       Virtual Item       MMORPG          0.15
    Mir II        Paly Time         MMORPG          0.015
     BNB         Virtual Item       LEISURE         0.06
   The Sign      Virtual Item       MMORPG          0.15
   The Sign       Paly Time         MMORPG          0.015
   Getamped      Virtual Item       LEISURE         0.06
   The Age       Virtual Item       MMORPG          0.015
 Maple Story     Virtual Item       MMORPG          0.015
  Magic Land     Virtual Item       MMORPG          0.015
   3G Hero       Virtual Item       LEISURE         0.06
      RO         Virtual Item       LEISURE         0.06
      RO          Paly Time         LEISURE         0.03
Shanda Richman   Virtual Item       LEISURE         0.06
  Crazy Kart     Virtual Item       LEISURE         0.06
   Archlord      Virtual Item       MMORPG          0.015